EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

PURSUANT TO ITEM 1123 OF REGULATION AB

FIRST NATIONAL BANK OF OMAHA

Date: March 24, 2020

The undersigned, a duly authorized officer of First National Bank of Omaha (the “Servicer”), pursuant to Item 1123 of Regulation AB and Section 3.05(a) of the Second Amended and Restated Transfer and Servicing Agreement, dated as of September 23, 2016, among First National Funding LLC, as Transferor, First National Bank of Omaha, as Servicer, and First National Master Note Trust, as Issuer (the “Transfer and Servicing Agreement”), does hereby certify that:

1. A review of the activities of the Servicer from January 1, 2019 through December 31, 2019 (the “Reporting Period”) and of its performance under the Transfer and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on my review, the Servicer has fulfilled all of its obligations under the Transfer and Servicing Agreement, in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, I have signed this Servicer Compliance Statement the day and year first written above.

FIRST NATIONAL BANK OF OMAHA, as Servicer

By	/s/ Anthony R. Cerasoli
Anthony R. Cerasoli Senior Vice President and Treasurer